EXHIBIT 99(a)

                            Coastal Petroleum Company
                                  P.O. Box 609
                             Apalachicola, FL 32329



Contact:
Ron Bartlett
Hill and Knowlton
(813) 221-0030

FOR IMMEDIATE RELEASE

COASTAL PETROLEUM FILES LAWSUIT
OVER PROPERTY RIGHTS TAKING BY STATE
tallahassee, Fla., January 16, 2001--Coastal Petroleum Company announced today that it has filed a lawsuit against the state of Florida seeking compensation for the state's taking of its property rights to explore for oil and gas within its state lease in the Gulf of Mexico.

The lawsuit, filed in Leon County Circuit Court, asks the court to determine the fair market value of the 60-year-old state lease that gives Coastal Petroleum the exclusive right to drill for oil and gas in state waters in the gulf.

"The state wants it both ways," said Coastal Petroleum President Philip Ware. "The state is refusing to allow Coastal Petroleum to exercise its legal right to explore for oil and gas under the leases the state sold to us. At same time, the state is refusing to compensate us for taking away our property rights."

Ware noted that the intent of the lawsuit is only to seek compensation for the state's taking of its property rights, not to force the state to allow Coastal Petroleum to drill for oil and gas. Although Coastal Petroleum has consistently sought a state permit to drill on the lease, the company also recognizes that Florida public officials are opposed to offshore oil and gas drilling and unlikely to change their minds in the near future.

Coastal Petroleum officials and independent oil exploration experts have strong scientific evidence of oil deep below the ocean floor where the company holds a state lease.

The validity of Coastal Petroleum's leases with the state have repeatedly been upheld by state and federal courts, and acknowledged by state officials.

On June 26, 2000, the First District Court of Appeal affirmed an earlier ruling that the Florida Department of Environmental Protection (DEP) could deny Coastal Petroleum a permit to drill an exploratory well about nine miles south of St. George Island in the Florida Panhandle. While the appeals court held that DEP could take such action on the basis of a compelling public purpose in not allowing offshore oil and gas drilling in Florida, the court also found that DEP's action would be unconstitutional "if just compensation is not paid for what is taken."

The appeals court concluded "this is a matter to be resolved in circuit court." Thus, the company is seeking the recourse suggested by the court.

"After more than 30 years of litigation and numerous court rulings upholding the validity of the leases, it's time for the state to provide Coastal Petroleum with fair market compensation for what amounts to a taking of property," said S. Cary Gaylord of Gaylord, Merlin, Ludovici, Diaz & Bain, the Tampa-based law firm representing Coastal Petroleum.

Coastal Petroleum's lawsuit seeks compensation for the taking of lease 224-A, which covers about 400,000 acres in the Gulf of Mexico extending from Apalachicola to Pasco County. That lease includes the location off St. George Island where the company was denied a drilling permit.

The history of the oil and gas leases dates back to 1941, when the state granted the leases to Arnold Oil Exploration, Coastal Petroleum's predecessor. Arnold Oil Exploration became Coastal Petroleum in 1947. For years, Coastal Petroleum explored its leaseholds, but by 1968, public officials sought to regain the leaseholds and the leases have been the subject of litigation ever since.

Coastal Petroleum Company is a majority-owned subsidiary of Coastal Caribbean Oils & Minerals, Ltd., which is traded on the OTC Bulletin Board (COCBF.OB) and traded on the Boston Stock Exchange (CCO-B; CCO-BN).

Statements included in this press release, which are not historical in nature are intended to be, and are hereby identified as, "forward looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among the risks and uncertainties are the uncertainty of any decision favorable to Coastal Petroleum in its litigation against the state of Florida and the substantial cost of continuing the litigation.

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